Exhibit 3.4

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF MERGER, WHICH MERGES:

“SCIENTIFIC GAMES CORPORATION”, A DELAWARE CORPORATION, WITH AND INTO “SG NEVADA MERGER COMPANY” UNDER THE NAME OF “SG NEVADA MERGER COMPANY”, A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF NEVADA, AS RECEIVED AND FILED IN THIS OFFICE ON THE TENTH DAY OF JANUARY, A.D. 2018, AT 8:17 O`CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

6703090 8100M SR# 20180160790	Authentication: 201946298 Date: 01-10-18
a
You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE OF DELAWARE CERTIFICATE OF MERGER OF	State of Delaware Secretary of State Division of Corporations Delivered 08:17 AM 01/10/2018 FILED 08:17 AM 01/10/2018 SR 20180160790 - File Number 2039007
DOMESTIC CORPORATION INTO FOREIGN CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST:  The name of each constituent corporation is SG Nevada Merger Company, a Nevada corporation, and Scientific Games Corporation, a Delaware corporation.

SECOND:  The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8, Section 252.

THIRD:  The name of the surviving corporation is Scientific Games Corporation, a Nevada corporation (formerly known as SG Nevada Merger Company prior to the effective time of the merger).

FOURTH:  The certificate of incorporation of the surviving corporation shall be its Amended and Restated Articles of Incorporation.

FIFTH:  The merger is to become effective on January 10, 2018.

SIXTH:  The Agreement and Plan of Merger is on file at 6601 Bermuda Road, Las Vegas, NV 89119, the place of business of the surviving corporation.

SEVENTH:  A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

EIGHTH:  The surviving corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the surviving corporation arising form this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the Delaware General Corporation laws, and irrevocably appoints the Secretary of State of Delaware as its agent to accept services of process in any such suit or proceeding. The Secretary of State shall mail any such process to the surviving corporation at 6601 Bermuda Road, Las Vegas, NV 89119.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 10th day of January, A.D., 2018.

By:	/s/ Michael A. Quartieri
Authorized Officer
Name:	Michael A. Quartieri
Print or Type
Title:	President

3